Exhibit 3.188

LIMITED LIABILITY COMPANY AGREEMENT
OF
GPC HOLDINGS LLC
     This Limited Liability Company Agreement (the “Agreement”) of GPC Holdings LLC (the “Company”), dated as of July 13, 2011, is entered into by Graham Packaging Company Inc. as its sole member (the “Sole Member”).
     WHEREAS, the Company was formed pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”); and
     WHEREAS, the Sole Member wishes to adopt a limited liability company agreement to provide for the management and administration of the Company.
     NOW, THEREFORE, the Sole Member hereby agrees as follows:
     1. Name. The name of the limited liability company is GPC Holdings LLC.
     2. Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary, advisable or incidental to the foregoing.
     3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company, and the Manager (as defined below) on behalf of the Company, shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2, including, without limitation, the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company.
     4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801, or such other address as may hereafter be determined by the Sole Member. The Company may also have offices at such other places within or outside the State of Delaware as the Sole Member may from time to time designate or the business of the Company may require.
     5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801, or such other registered agent, name and address as may hereafter be determined by the Sole Member.
     6. Fiscal Year. The fiscal year of the Company shall end on December 31.

     7. Sole Member. The name and the business, residence or mailing address of the Sole Member is as follows:

Name	Address

Graham Packaging Company Inc.	2401 Pleasant Valley Road
York, Pennsylvania 17402
     8. Management. The business and affairs of the Company shall be managed by a manager, which shall be the Sole Member (when acting in such capacity, the “Manager”). The Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Manager shall have the right, power and discretion to operate and control the affairs of the Company, including the power and authority to bind the Company and otherwise act for and on behalf of the Company. The Manager may from time to time delegate the management of the Company to one or more designated directors and/or officers of the Company, or any other person, with such power and authority as the Manager may prescribe from time to time.
     9. Authorized Person. The Manager is hereby designated as a person who is authorized by the Act (the “Authorized Person”) to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware. The Authorized Person may execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to conduct business in a jurisdiction in which the Company may wish to conduct business and any documents otherwise required in order for the Company to conduct business. The Manager hereby approves and ratifies the execution and filing by Michael L. Korniczky, as a person who is authorized by the Act to execute such certificate, within the meaning of the Act, of the certificate of formation of the Company on July 13, 2011.
     10. Officers. (a) The day-to-day functions of the Company may be performed by a person or persons appointed as an officer or officers of the Company (each, an “Officer”). The Manager may appoint such Officers as it deems appropriate, and each such Officer so appointed shall have such authority and perform such duties as the Manager may, from time to time, delegate to him or her. Each Officer shall hold office until his or her successor is appointed or until his or her earlier death or until his or her earlier resignation or removal in accordance with this Agreement. The initial Officers of the Company shall be each person listed below, who shall hold the offices set forth opposite such person’s name until such person’s resignation or earlier death or removal in accordance with this Agreement:

Mark S. Burgess	Chief Executive Officer
David W. Bullock	Chief Financial Officer
Michael L. Korniczky	General Counsel, Corporate Secretary, and Chief Administrative Officer

     (b) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Manager. The acceptance of the Manager of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed at any time by the Manager, with or without cause.
     11. Dissolution. (a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Sole Member, (ii) at any time there is no member of the Company, unless the Company is continued pursuant to the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     (b) The bankruptcy of the Sole Member will not cause the Sole Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution of the Company in accordance with this Agreement, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
     12. Capital Contributions. The Sole Member is not required to make any capital contributions to the Company. The Sole Member may make capital contributions to the Company in the form of cash, property, services or otherwise, at any time and upon such contribution, the Sole Member’s capital account balance shall be adjusted accordingly.
     13. Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Manager. Notwithstanding anything to the contrary contained herein, the Company shall not be required to make a distribution to the Sole Member on account of the interest of the Sole Member in the Company if such distribution would violate the Act, any other applicable law or any material agreement or other instrument to which the Company is or becomes a party.
     14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Sole Member. The admission of an additional member of the Company shall be effective upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.
     15. Resignation of Sole Member. The Sole Member may not resign from the Company unless an additional member of the Company shall be admitted by the Company, subject to Section 14, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Sole Member shall cease to be a member of the Company.

     16. Restrictions on Transfers. The Sole Member has the right to sell, assign or dispose of or otherwise transfer, pledge or encumber (each, a “Transfer”), all or any of its limited liability company interest in the Company, effective upon written notice of such Transfer to the Company. Upon the receipt of such notice, the transferee will become a member of the Company and succeed to the limited liability interests transferred to such transferee.
     17. Liability of Sole Member. The Sole Member shall not be obligated personally for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise.
     18. Exculpation and Indemnification. No Officer (each Officer of the Company, a “Covered Person”) shall be liable to the Company, the Sole Member, any other person or entity who or that has an interest in the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions.
     19. Amendment. Any amendment to this Agreement shall require the written consent of the Sole Member only.
     20. Severability. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     21. Entire Agreement. This Agreement constitutes the entire agreement of the Sole Member with respect to the subject matter hereof and supersedes all prior agreements and undertakings, if any, with respect hereto.
     22. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.
     23. Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on July 13, 2011.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

SOLE MEMBER: GRAHAM PACKAGING COMPANY INC.
by	Michael L. Korniczky
	Name:	Michael L. Korniczky
	Title:	Authorized Person
[Limited Liability Company Agreement of GPC Holdings LLC]